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                                                                    EXHIBIT 99.2

                          RURBAN FINANCIAL CORPORATION

                            MODERATOR: VALDA COLBART
                                JANUARY 25, 2005
                                  3:00 P.M. CT

Operator: Good afternoon and welcome, ladies and gentlemen, to the Rurban
      Financial Corp. fourth quarter earnings conference call and Webcast.

      At this time, I'd like to inform you that this conference is being recorded, and all participants are in a listen-only mode. We will open the question up for questions-and-answers after the presentation.

      I will now turn the conference over to Valda Colbart, Investor Relations. Please go ahead.

Valda Colbart: Good afternoon everyone. I would like to remind you that this conference call is being broadcast over the internet live, and will also be archived and available at our web site, www.rurbanfinancial.net, until February 15th, 2005.

      Joining me on today's call are Ken Joyce, President and CEO; Jim Adams, Chief Financial Officer and Executive Vice President; Rob Constien, President and CEO of the State Bank & Trust Company, and Hank Thiemann, President and CEO of RFCBC, Inc. We will be available to answer your questions following our brief opening remarks.

      But before we get started, I'd like to make our usual Safe Harbor Statement, and remind everyone that comments made during this conference call regarding Rurban's anticipated future performance are forward-looking and, therefore, involve risks and uncertainties that could cause the results or developments to differ significantly from those indicated in these statements.

      These risks and uncertainties include but are not limited to risks and uncertainties inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions and other factors set forth in the Company's filings with the Securities & Exchange Commission.

      I will now turn the call over to Ken Joyce, President and CEO.

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Ken Joyce: Thank you, Valda and welcome to Rurban Financial Corp.'s fourth quarter 2004 Webcast. Thank you for taking the time this afternoon to join us in discussing your Company's results. Our progress is continuing as this morning we reported earnings of 715,000 for the fourth quarter and
      2.7 million for the year. This compares very favorably to the same quarter of one year ago, up 119 percent, and earnings are also up nominally from last quarter.

      Compared to 2003 our earnings were down significantly, but this is because in 2003 we began the restructuring of the Company by selling selected branches, and last year's numbers included a pretax gain of approximately $20 million related to these sales. This action was a necessary step along the path to our continuing improvement.

      We have made tremendous strides in addressing all areas contained in the written agreement. We continue to improve the organization's financial performance, and asset quality, and measures. We are particularly pleased with the improvement in our asset quality which was the initial cause of our downturn in earnings, and the resultant need to restructure.

      From year end 2003 to year end 2004, we have reduced classified assets from 51.4 million to 25.6 million, a 50 percent reduction in one year. Classified assets are those loans designated as the two lowest loan quality ratings sub-standard and doubtful. We believe the current classified loans are also adequately reserved as we have demonstrated through our workout abilities during this year.

      Because of improving asset quality, we have taken 400,000 into income from net recoveries this past year. Our allowance for loan loss is 1.85 percent of loans at yearend, which we believe is adequate to address our level of problem credit. Our revenue which is net interest income and non-interest income combined continues a strong growth pattern as it improved by 10.2 percent over fourth quarter 2003.

      The components of our net interest income reflect both a positive and a negative trend. Our net interest margins growing up 52 basis points over the last year, but our loan volume has decreased. This decrease in loan is deliberate, and we believe it has bottomed out this quarter, or worse case, or rather it bottomed out last quarter, or worse case this quarter. I will discuss our plans to increase loans outstandings in a few minutes.

      But as background, we have encouraged many of our out of market loans to exit as we've worked to improve the portfolio quality. We've also worked down many of our poor quality loans, either by encouraging pay-downs or requiring liquidations. Our loan work out company has functioned extremely well as it has substantially reduced its problem loans and the funding that was arranged for this subsidiary.

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      During 2004, the State Bank & Trust Company, our banking subsidiary, showed continuing improvement in its asset quality, net interest income, and expense control. Its problem loans decreased by more than 50 percent and its non-performing assets also decreased substantially. Net interest income increased for the year despite the decline in loan balances, as we improved our pricing disciplines and we received benefit from our balance sheet restructuring as market rates increased.

      We also ended the year with a reduction in operating expenses at the Bank of over $1 million. The reduction in operating expenses and an increase in our deposit related service charges resulted from our profit improvement measures initiated in 2003. We have recently reviewed the goals of that program, and we have reached our profit improvement target of approximately 1.5 million that we discussed with you in late 2003 and early 2004.

      Negatives for the Bank were decreasing total non-interest income, which was primarily driven by the decline in our mortgage lending and its associated fees. Between the Bank and our loan workout company we had net recoveries for the year, as previously mentioned.

      We are focusing on improving loan quality, production, during 2005 to enhance performance of State Bank & Trust Company's subsidiary. We have taken a number of steps that I will discuss in more detail later that are designed to increase loan production.

      Our nine banking subsidiaries continue to improve, and the trust company, Reliance Financial Services, and the data processing company, RDSI, both had record years. Reliance Financial Services had a 17 percent revenue increase for 2004 over 2003.

      It also experienced record earnings as it benefited from enhanced sales, development and sale of new products, a stronger market for 2004, and improved cost controls. We have continued expectations of growth from this subsidiary as the financial markets grow, and its clients and prospects increasingly realize the need and benefit of professional asset management.

      RDSI completed another record year, also showing revenue growth of 17 percent. RDSI was aided in its growth by the introduction of Check-21 legislation. This resulted in the addition of banks to RDSI's item processing operation that were seeking to leverage RDSI's capital investment, and ultimately seeking an operating expense improvement.

      We expect to see this trend to continue in 2005 as the benefits for electronification of checks begins to materialize and lower operating expense for our client banks. RDSI also continues its growth in adding data processing clients, as it has signed three new banks in the last 30 days.

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      We expect net income growth to slow somewhat in 2005 as RDSI adds to its infrastructure to enhance its ability to continue its growth in the future years.

      At this time, I'm turning the Webcast over to Jim Adams to discuss our financial progress. Jim, who is our Chief Financial Officer, will give you more detail on this past quarter and the year 2004 over 2003. Jim.

James Adams: Thank you, Ken and good afternoon. As Ken has indicated, we're very pleased with the continued improvement experienced in credit quality during the fourth quarter which had a positive impact on our earnings performance both for the quarter and the year as a whole. Due to the branch sales in 2003 I'll restrict my comments generally to the fourth quarter of both years.

      Net income increased almost 119 percent from the fourth quarter of last year, and totaled almost $715,000 as a result of three factors. One, an improvement in net interest income. Two, the benefit derived from asset quality improvements. And three, stronger fee income. I'll explain further.

      First, net interest income. Despite a reduction of almost 37 million in earning assets from the fourth quarter of last year, net interest income improved by approximately 5 percent. We were able to achieve this success through maintaining disciplined pricing approaches implemented during the latter half of 2003, as well as conservatively repositioning the balance sheet to capitalize on a rising interest rate environment in 2004.

      These actions contributed to a 52 basis point improvement in our net interest margin. Second, asset quality improvements. During the fourth quarter we were able to reduce our classified assets by an additional $4 million, which brought our total classified assets down by $25.8 million or 50 percent since the end of 2003.

      Our net charge-offs for the year were $4.9 million, which included the net recovery of 60,000 during the fourth quarter. These positive developments allowed us to reduce our loan loss reserves in the fourth quarter by $529,000 and resulted in a net reduction in the loan loss provision for the full year of roughly $400,000.

      Third, stronger fee income. Non-interest income increased over 14 percent from the fourth quarter of 2003 principally as a result of the strong earnings performance provided by RDSI, our data processing subsidiary. RDSI's fee income increased by almost 22 percent from the fourth quarter of last year, driven by the addition of new customers and the organic processing growth of its existing customer base.

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      Reliance Financial Services, our second tier trust subsidiary, experienced a decrease of 35,000 in fees in the current quarter from the same period a year ago when the stock market was rapidly accelerating. For the full year 2004, however, Reliance's earnings increased by over $440,000. or almost
      17 percent, and totaled $3 million for the year.

      Customer service fees and these are mainly deposit service charges, declined by almost 12 percent from the fourth quarter of 2003 due to lower transaction account balances resulting partially from maintaining pricing discipline on deposit products and customer elections to exercise preferences for other investment vehicles as markets continued to advance throughout the year.

      Offsetting these positive influences was an increase in quarterly non-interest expense of almost 7 percent or $416,000. Higher salary and employee benefit costs resulting from normal, non-executive salary increases plus higher medical benefit expenses drove these costs up by almost 11 percent from the fourth quarter of 2003, as well as staff additions at RDSI. In addition, investments in equipment upgrades contributed to the $154,000 increase in equipment expenses for the quarter.

      As you will note, income tax expense for the quarter was uncharacteristically high as the Corporation recorded an additional income tax expense of $176,000 associated with the liquidation of the RFC Banking Company subsidiary. This non-revenue recognition event raised the effective tax rate on a quarterly basis from 30 percent to 40 percent for the current quarter.

      At this time, I'll turn the meeting back to Ken. Ken.

Ken Joyce: Thank you, Jim. We are looking forward to 2005 as we believe that we are leaving behind the asset problems of the past. We expect most of the legal and workout costs associated with the remaining problem assets to lessen significantly in 2005.

      As I stated earlier, our view is that we have addressed the issues in the written agreement and that our continued progress will be viewed positively by the regulators. We see earnings improvement gradually over the year at the banking subsidiary as we reverse the loan runoff and move to net loan growth.

      We are taking a number of actions to drive quality loan growth. We have provided specific loan growth goals to our line staff, and we have implemented coaching and monitoring processes to help ensure their success in meeting these goals. We have moved the focus from workout to loan production as we reduce the level of problem loans and transfer the majority of the responsibility for the continued workout of these problem loans to our workout subsidiary.

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      We have instituted a very aggressive calling program for our commercial lenders and branch managers which is already showing intangible benefits. We have recently hired a sales manager to aid in the coaching process and to focus our banking products to the needs of our clients.

      We have always been a lender which has specialized in the small to mid-sized businesses and agricultural lending, and we are pressing our advantage in those niches. I have no doubt that we will see the tangible benefits of these other actions as we progress through 2005.

      Overall, we are very optimistic and encouraged by our progress and the sound foundation that we have laid for future progress. Our capital position remains very strong, 50 percent and higher over the minimums to be considered well capitalized by regulatory standards.

      We plan to employ this capital, making acquisitions for the banking subsidiary or data processing subsidiary in 2005 if we identify prospects that are a good fit with our organization. We believe that this will be an exciting part of the growth for Rurban in 2005.

      We'll now open the lines for questions from our investment community. Valda, would you please start that process for us?

Valda Colbart: Thank you, Ken. It's now time for the question-and-answer session. If you are using a speakerphone, please pick up the handset before pressing any numbers. If you have a question, we would like you to press star one on your push-button telephone. That's star one if you have a question. And if for some reason someone asks the question you would like to and you need to withdraw that just press star two. So again if you have a question, please press star one on your push-button telephone, and we will take the questions in the order they are received. We'll stand by for just a few moments.

Operator: We'll take a question from George Geissbuhler with Sweney Cartwright.
      Please go ahead.

George Geissbuhler: Gentlemen, how are you doing?

James Adams: Hi, George.

Ken Joyce: How are you doing, George?

George Geissbuhler: Congratulations, and good job. I just had really one question. It looks like you're making great progress here. RDSI, have they lost any banks to acquisitions? We're seeing a lot of acquisitions out there. I was just wondering whether they've lost any clients. It seems like you're continually shuffling the

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      deck with, you know, people getting acquired, and then adding new banks.
      I'm just wondering how that's gone as far as losing any banks.

Ken Joyce: Yes. We have lost banks. Actually, as I look back over the last five or six years, we have not lost any banks because of performance or not being pleased with the service provider.

George Geissbuhler:  Right.

Ken Joyce: But we have lost some through acquisition, and we expect to see maybe one or two in the course of next year also fall by that wayside. The only positive that I can say in that is that we also have some more banks who are doing acquisitions. So, it's probably been a slightly net to zero some game for us last year, and we'll have to see how it turns out this year, George.

George Geissbuhler: And I was curious, the three banks you mentioned that you've added, I'm just curious, are those Ohio, or are they out-of-state, or?

Ken Joyce: They are Michigan and Ohio.

George Geissbuhler:  OK.

Ken Joyce: And we will be putting a press release out about those shortly.

George Geissbuhler: That's the only question I had, and continued success.

Ken Joyce: All right. Take care, George.

George Geissbuhler: OK.

Operator: We'll take our next question from John Adams with Robert W. Baird.
      Please go ahead.

John Adams: Hello, guys.

Ken Joyce: Good afternoon, John.

James Adams: Hi, John.

John Adams: How are you all doing?

Ken Joyce: Good.

James Adams: All right.

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John Adams: Hey, I just - it seems like about a year without pulling out the file, approximately a year ago you guys talked about cleaning up all these assets over a two, three-year period.

Ken Joyce: Right.

John Adams: And we're at least a year, a year-and-a-half into it. Do you see by year's end - I'm just kind of going to shoot a couple of questions at you guys, and then I'll get off the line, and you guys can answer. By year's end does this 25 or whatever it is, mid 20's that we have, does that disappear by the end of this year that we're at right now?

      On the written agreement, I guess, you know, there's probably some degree a little bit of frustration because I think, you know, two, three quarters back you guys in your letters to shareholder made comments that hey, you expected within a certain date - I want to say it was December of last year.

      And it seems like that date has came and gone, you know, what do you guys do? Do you petition these guys? Do you just kind of keep blocking and tackling? You know, you clearly are heading in the right direction. But, you know, another comment, the efficiency ratio, we talk about a high performance bank, we got to, you know, keep sharpening the pencil to continue to do well.

      And, you know, look at, you know, we talk about return on assets, return on equity, and, you know, just, you know, actually make the hard, tough changes to be that hard, you know, high performance bank. So, you guys could comment on a couple, that'd be great?

Ken Joyce: Well, I got all three of them, I think, John. So, I'll talk about those three questions that you've got. Yes, we thought it would take probably two years, maybe as much as three, to get to the end of the problem assets. And we would expect somewhere in the course of 2005 to be at a fairly normal range.

      It may be towards the end, but at a fairly normal range for a bank. Will we ever get rid of problem assets? No, because if we got rid of problem assets that would probably mean that we're not lending aggressively enough, but we're very pleased with that progress. It's headed right where we expect it to be.

      On the written agreement, I would take exception that I said we would get it released in December. We've never made that sort of a bold statement, as much as I might like to at times. But our expectation is that as we continue to improve our performance we're going to give proper consideration of that. And all I can say is we expect to get that consideration, and I think we're going to get that.

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      The - as to the high performance bank, the ratio on, the efficiency ratio on State Bank & Trust is too high. You are absolutely right about that. And what we probably have is a situation where we need to work on the revenue side of that equation.

      We have reduced the expenses on the banks substantially, and I think we've got that where it really needs to be. And, as I indicated here, we're focusing now on building the revenue side of the bank and increasing the loan portfolio.

      We continue to watch expenses extremely carefully on the bank side. I think we're probably down about 15 staff members in the course of this year alone, and we will continue to watch those expenses very, very carefully. So, I think those are the three questions that you had for me, John. I think he signed off. Other questions?

Operator: And as a reminder, ladies and gentlemen, star one for questions, please. Star one for questions. And we'll take a moment to assemble a roster.

Valda Colbart: While we're waiting to see if we have any more questions, we would like to remind everyone we'd be happy to e-mail you directly regarding Rurban Financial Corp.'s events, earnings releases, key presentations. If you would like to take advantage of this please visit our web site at www.rurbanfinancial.net and click on investor relations, and then e-mail alert service, to sign-up.

      Also, we would like to invite all of our shareholders to our Annual Meeting on April 21st at 10:00 a.m. at the Eagles in Defiance, Ohio. We will also be presenting the Rurban story for the investment community at the Midwest Super Community Bank Conference in Chicago on March the 1st and 2nd.

Operator: There are no further questions. I would like to turn the conference back to Ken Joyce.

Ken Joyce: OK. Well, thank you Keith. I want to thank everyone here for taking the time to listen to the progress of your Company. And I think the future of Rurban remains very bright, and I continue to be a buyer of the stock. I encourage anyone to contact me, Jim Adams, or Valda if you have any further questions or if we can help you any way. Thank you, again, and good-bye.

Operator: At this time, all parties may disconnect their phone lines.

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